SHARE EXCHANGE AGREEMENT

by and among

Isdera North America, Inc.
(a Nevada corporation),

Cosell Investments, Ltd.
(a British Virgin Islands company),

Fantaly Travel Holdings Group Limited
(a British Virgin Islands company),

and

the Shareholders of
Fantaly Travel Holdings Group Limited

Dated as of February 22, 2011

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 22nd day of February, 2011, by and among Isdera North America, Inc., a Nevada corporation (“Isdera”), Cosell Investments, Ltd., a British Virgin Islands company (“Cosell”), (Fantaly Travel Holdings Group Limited, a British Virgin Islands company (the “Company”), and the shareholders of the Company whose names appear at the end of the signature page hereof (the “Shareholders”), upon the following premises:

Preliminary Statement

Isdera is a publicly traded corporation quoted on the Over-The-Counter Bulletin Board (the “OTCBB”). Cosell, which owns approximately 34.8% of the outstanding shares of Isdera common stock, is the largest shareholder of Isdera.

Isdera desires to acquire up to 100% of the issued and outstanding shares of the Company from the Shareholders in exchange for the issuance of an aggregate of twenty-five million seven hundred fifteen thousand six hundred (25,715,600) shares of Isdera common stock (the “Exchange Shares”) and the Shareholders are willing to exchange their shares of the Company in exchange for the Exchange Shares on the terms and subject to the conditions set forth herein (the “Exchange”). On the Closing Date (as defined in Section 4.03), the Company will become a wholly-owned subsidiary of Isdera.

The boards of directors of Isdera and the Company have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their respective shareholders.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Isdera, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01   Incorporation.  The Company is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Company Schedules are complete and correct copies of the memorandum of association and articles of association of the Company as in effect on the date hereof, as well as a true and correct copy of the Business Registration Certificate of the Company.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Company’s memorandum of association or articles of association.  The Company has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  The Company has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02   Authorized Shares.  The number of shares which the Company is authorized to issue consists of 500,000,000 shares of a single class.  As of the date hereof, there are 4,284,400 shares issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03   Subsidiaries and Predecessor Corporations.  Except as set forth in the Company Schedule 1.03, the Company does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Company” also includes those subsidiaries set forth on the Company Schedules.

Section 1.04   Financial Statements.

(a)   Included in the Company Schedule 1.04 are (i) the audited balance sheets of the Company as of December 31, 2008 and December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2009, together with the notes to such statements and the opinion of Goldman Kurland and Mohidin, LLP, independent certified public accountants; together with the Company's unaudited financial statements as of September 30, 2010 and December 31, 2009, and for the nine month period and fiscal year then ended. and the unaudited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2009 and September 30, 2010 and the related unaudited consolidated statements of operations and retained earnings and cash flows of the Company and its subsidiaries for the fiscal year and nine months then ended. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. The Company balance sheets are true and accurate and present fairly as of their respective dates the financial condition of the Company.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of the Company, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b)   The Company has duly and punctually paid all governmental fees and taxes which it has become liable to pay and has duly allowed for all taxes reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and the Company has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)   The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)   All of the Company’s assets are reflected on its financial statements, and, except as set forth in the Company Schedules or the financial statements of the Company or the notes thereto, the Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05   Information.  The information concerning the Company set forth in this Agreement and in the Company Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, the Company has fully disclosed in writing to Isdera (through this Agreement or the Company Schedules) all information relating to matters involving Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06   Options or Warrants.  Except as set forth in the Company Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Company.

Section 1.07   Absence of Certain Changes or Events.  Since September 30, 2010:

(a)   There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Company;

(b)   The Company has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)   The Company has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08   Litigation and Proceedings.  Except as disclosed on Company Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09   Contracts.

(a)   All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  the Company is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Company Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000);

(b)   All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)   Except as included or described in the Company Schedule 1.09 or reflected in the most recent Company balance sheet, the Company is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of the Company.

Section 1.10   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 1.11   Compliance With Laws and Regulations.  To the best of its knowledge, the Company has complied with all applicable statutes and regulations of the People’s Republic of China (“PRC”), Shenzhen Province and of each other locality located therein or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability for the Company.

Section 1.12   Approval of Agreement.  The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby, and has recommend to the Shareholders that the Exchange be accepted.

Section 1.13   Company Schedules.   The Company has delivered to Isdera the following schedules, which are collectively referred to as the “Company Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of the Company as complete, true, and correct as of the date of this Agreement in all material respects:

(a)   a schedule containing complete and correct copies of the memorandum of association and articles of association of the Company in effect as of the date of this Agreement;

(b)   a schedule containing the financial statements of the Company identified in paragraph 1.04(a);

(c)   a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of the Company since September 30, 2010, required to be provided pursuant to Section 1.07 hereof;

(d)   a schedule of any exceptions to the representations made herein; and

(e)   a schedule containing the other information requested herein.

The Company shall cause the Company Schedules and the instruments and data delivered to Isdera hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14   Valid Obligation.  This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15   PRC Laws and Regulations. To the best of its knowledge, the Company is in compliance will all applicable British Virgin Island’s laws and regulations and each of the Company’s subsidiaries is in compliance with all applicable laws and regulations of the PRC and Shenzhen Province and of each other locality located therein.  All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of the Company’s subsidiaries doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders hereby represent and warrant, severally and solely, to Isdera as follows.

Section 2.01   Good Title.  Each of the Shareholders is the record and beneficial owner, and has good title to the shares of the Company owned by such Shareholder (“Company Shares”), with the right and authority to sell and deliver such Company Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Isdera as the new owner of such Company Shares in the share register of the Company, Isdera will receive good title to such Company Shares, free and clear of all liens.

Section 2.02   Power and Authority. Each of the Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform such Shareholder’s obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

Section 2.03   No Conflicts.  The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Shareholders and (c) will not violate or breach any contractual obligation to which the Shareholders are a party.

Section 2.04   Finder’s Fee.  Each of the Shareholders represents and warrants that he, she  or it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 2.05   Purchase Entirely for Own Account. The Exchange Shares proposed to be acquired by each of the Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 2.06   Acquisition of Exchange Shares for Investment.

(a)   Each Shareholder is acquiring the Exchange Shares for investment for such Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Shareholder further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)   Each Shareholder represents and warrants that such Shareholder (i) can bear the economic risk of such Shareholder’s respective investments, and (ii) possesses such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of the investment in Isdera and its securities.

(c)   Each Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)   Each Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Isdera prior to Closing as may be requested by Isdera to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)   Each Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)   Each Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Isdera and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such Shareholder under Regulation D has been furnished to such Shareholder by Isdera.  To the full satisfaction of each Shareholder, he has been furnished all materials that he has requested relating to Isdera and the issuance of the Exchange Shares hereunder, and each Shareholder has been afforded the opportunity to ask questions of Isdera’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Isdera set forth in this Agreement, on which each of the Shareholders have relied in making an exchange of his Company Shares for the Exchange Shares.

(g)   Each Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Isdera’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)    The Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of Shareholder under this Section 2.06 shall survive the Closing for the period set forth in Section 8.11.

Section 2.07   Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the Shareholders consents to Isdera making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ISDERA

As an inducement to, and to obtain the reliance of the Company and the Shareholders, except as set forth in the Isdera Schedules (as hereinafter defined), Isdera represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 3.01   Organization.  Isdera is a corporation duly incorporated, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Isdera Schedules are complete and correct copies of the articles of incorporation and bylaws of Isdera (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Isdera’s Articles.  Isdera has taken all action required by law, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Isdera has full power, authority, and legal right and has taken all action required by law, its Articles, or otherwise to consummate the transactions herein contemplated.

Section 3.02   Capitalization.

(a)    Isdera’s authorized capitalization consists of 500,000,000 shares of common stock, par value $0.001 per share, of which 4,284,400 shares are issued and outstanding.   All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Isdera’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common stock; no shares of common stock were reserved for issuance upon the exercise of outstanding warrants to purchase shares of Isdera common stock; and no shares of common stock were reserved for issuance upon the conversion of any outstanding convertible notes, debentures or other securities.  All outstanding shares of Isdera common stock have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

                   (b)    There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Isdera, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Isdera is a party or by which it is bound obligating Isdera to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Isdera or obligating Isdera to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue shares of Isdera common stock, except as set forth in this Agreement.

Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Isdera is a party or by which it is bound with respect to any equity security of any class of Isdera, and there are no agreements to which Isdera is a party, or which Isdera has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 3.03   Subsidiaries and Predecessor Corporations.   Excepting its predecessor, Isdera North America, Inc., a New York corporation, Isdera does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.04   SEC Filings; Financial Statements.

(a)     Isdera has made available to the Company a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Isdera with the SEC since January 1, 2008 (the “Isdera SEC Reports”), which are all the forms, reports and documents required to be filed by Isdera with the SEC since January 1, 2008. As of their respective dates, the Isdera SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Isdera SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   Included in the Isdera SEC Reports are (i) the audited balance sheets of Isdera as of December 31, 2008 and December 31 2009 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2008 and December 31, 2009, together with the notes to such statements and the opinion of  The Davis Group P.C., independent certified public accountants, with respect thereto; and (ii) the unaudited balance sheets of Isdera as of September 30, 2010 and December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows for the nine months ended September 30, 2010 and the fiscal year ended December 31, 2009, together with the notes to such statements, if any.

(c)   Each set of financial statements (including, in each case, any related notes thereto) contained in the Isdera SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Isdera at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of Isdera, taken as a whole (“Material Adverse Effect”).

The Isdera balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Isdera.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Isdera had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Isdera, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles. All of Isdera’s assets are reflected on its financial statements, and, except as set forth in the Isdera Schedules or the financial statements of Isdera or the notes thereto, Isdera has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise;

(d)   Isdera has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)   Isdera has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial; and

(f)   The books and records, financial and otherwise, of Isdera are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

Section 3.05   Information   The information concerning Isdera set forth in this Agreement and the Isdera Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Isdera has fully disclosed in writing to the Company (through this Agreement or the Isdera Schedules) all information relating to matters involving Isdera or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Isdera or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Isdera, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 3.06   Options or Warrants.   There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Isdera.

Section 3.07   Absence of Certain Changes or Events.  Since September 30, 2010:

(a)   there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Isdera or (ii) any damage, destruction or loss to Isdera (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Isdera;

(b)   Isdera has not (i) amended its Articles except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Isdera; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)   Isdera has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Isdera balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Isdera; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)    Isdera has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Isdera.

Section 3.08   Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Isdera, threatened against Isdera, or affecting Isdera or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Isdera Schedule 3.08.  Isdera is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.09   Contracts.

(a)   Isdera is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)   Isdera is not a party to or bound by, and the properties of Isdera are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)   Isdera is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Isdera.

Section 3.10   No Conflict With Other Instruments.   The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Isdera is a party or to which any of its assets, properties or operations are subject.

Section 3.11   Compliance With Laws and Regulations.  Isdera has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.12   Approval of Agreement.  The Board of Directors of Isdera has authorized the execution and delivery of this Agreement by Isdera and has approved this Agreement and the transactions contemplated hereby.

Section 3.13   Material Transactions or Affiliations.  Except as disclosed herein and in the Isdera Schedules, there exists no contract, agreement or arrangement between Isdera and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Isdera to own beneficially, 5% or more of the issued and outstanding common shares of Isdera and which is to be performed in whole or in part after the date hereof or was entered into since January 1, 2009.  Neither any officer, director, nor 5% Shareholders of Isdera has, or has had since inception of Isdera, any known interest, direct or indirect, in any such transaction with Isdera which was material to the business of Isdera.  Isdera has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 3.14   Isdera Schedules.  Isdera has delivered to the Company the following schedules, which are collectively referred to as the “Isdera Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Isdera to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)   a schedule containing complete and accurate copies of the articles of incorporation and bylaws of Isdera as in effect as of the date of this Agreement;

(b)   a schedule containing the financial statements of Isdera identified in paragraph 3.04(a) and (b);

(c)   a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Isdera since December 31, 2009, required to be provided pursuant to section 3.07 hereof; and

(d)   a schedule of any exceptions to the representations made herein; and

(e)   a schedule containing the other information requested herein.

Isdera shall cause the Isdera Schedules and the instruments and data delivered to Sino-Bon hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 3.15   Bank Accounts; Power of Attorney.  Set forth in the Isdera Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Isdera within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Isdera, (b) all safe deposit boxes and other similar custodial arrangements maintained by Isdera within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Isdera or who are otherwise authorized to act on behalf of Isdera with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 3.16   Valid Obligation.  This Agreement and all agreements and other documents executed by Isdera in connection herewith constitute the valid and binding obligation of Isdera, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.17    Exchange Act Compliance.

Isdera is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the Isdera common stock has been registered under Section 12(g) of the Exchange Act, and Isdera is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Isdera.

Section 3.18   Title to Property.  Isdera does not own or lease any real property or personal property.  There are no options or other contracts under which Isdera has a right or obligation to acquire or lease any interest in real property or personal property.

Section 3.19   Intellectual Property.  Isdera does not own, license or otherwise have any right, title or interest in any intellectual property.

Section 3.20      Liabilities.  As of the completion of the Closing, Isdera will have no liabilities or obligations other than those resulting from actions of the Company.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01   The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of the Company set forth on the Company Schedules attached hereto, constituting all of the shares of the Company held by such shareholder; the objective of such Exchange being the acquisition by Isdera of not less than 100% of the issued and outstanding shares of the Company.  In exchange for the transfer of such securities by the Shareholders, Isdera shall issue to the Shareholders, their affiliates or assigns, a total of twenty-five million seven hundred fifteen thousand and six hundred (25,715,600) shares of Isdera common stock pursuant to Table 1 attached hereto, representing approximately 86% of the total shares of common stock of Isdera, for all of the outstanding shares of the Company held by the Shareholders. At the Closing Date, each of the Shareholders shall, on surrender of their certificate or certificates representing his Company Shares to Isdera or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares. The Shareholders acknowledge that the distribution of Isdera’s shares among them is not proportional to their holdings in the Company, but has been determined by agreement among them and that those who are receiving more than their proportionate share are compensating those who are receiving less than their proportionate share.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of the Company shall be held by Isdera. Upon consummation of the transaction contemplated herein there shall be 30,000,000 shares of Isdera common stock issued and outstanding.

Section 4.02   Satisfaction of Present Liabilities of Isdera.  At or prior to the Closing Date, the liabilities and obligations of Isdera as set forth on Schedule 4.04 shall be satisfied by Isdera.

Section 4.03   Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur on February 22, 2011 (the “Closing Date”) upon the issuance and delivery to the Shareholders of the Exchange Shares in exchange for all of their shares in Isdera and the Company as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon the satisfaction of all of the conditions set forth in this Agreement.

Section 4.04   Closing Events.  At the Closing, Isdera, the Company and the Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.05   Termination.  This Agreement may be terminated by the Board of Directors of the Company or Isdera only in the event that Isdera or the Company does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01   Delivery of Books and Records.   At the Closing, Isdera shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Isdera which is now in the possession of Isdera or its representatives.

Section 5.02   Third Party Consents and Certificates.  Isdera and the Company agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.03   Designation of Directors.  At the Closing, Jing Jiang shall resign as a director of Isdera and Xiao Ming Tang, (Chairman), Ye Liu, Jun Li, Bin Wang and Hang Chen shall be elected to the Board of Directors of Isdera; all such resignations and elections to become effective immediately, without further action, upon the Company's compliance with Exchange Act Rule 14f-1.  Such resignation and election (other than the election of Xiao Ming Tang, which shall become effective at Closing) will become effective on the tenth day following the mailing by Isdera of an information statement, or the Information Statement, to the shareholders of Isdera that complies with the requirements of Section 14f-1 of the Exchange Act.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

 Section 5.04   Designation of Officers.  At the Closing, all present officers of Isdera shall resign from all their officer positions of Isdera and the persons as set forth below shall be appointed as Officers of Isdera:

Name	Position
Zhi Hai Peng	Chief Executive Officer

Songtao Liu	Chief Financial Officer

Section 5.05   Indemnification.

(a)   The Company hereby agrees to indemnify Isdera and each of the officers, agents and directors of Isdera as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)   Each of the Shareholders, severally but not jointly, agrees to indemnify Isdera and each of the officers, agents and directors of Isdera as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)   Cosell Investments, Ltd., the principal shareholder of Isdera, hereby agrees to indemnify the Company and each of the officers, agents, and directors of the Company and the Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06   The Acquisition of Exchange Shares.  Isdera and the Company understand and agree that the consummation of this Agreement including the issuance of the Exchange Shares to the Shareholders in exchange for the Company Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Isdera and the Company agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)   In connection with the transaction contemplated by this Agreement, Isdera and the Company shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the jurisdictions where the Shareholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)   In order to more fully document reliance on the exemptions as provided herein, the Company, the Shareholders, and Isdera shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as the Company or Isdera and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)   The Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07   Sales of Securities Under Rule 144, If Applicable.

(a)   Isdera will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)   Upon being informed in writing by any person holding restricted stock of Isdera that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Isdera will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)   If any certificate representing any such restricted stock is presented to Isdera’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Isdera will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.10   Payment of Liabilities. Recognizing the need to extinguish all existing liabilities of Isdera prior to the Exchange, the Company has indicated it will not enter into this Agreement unless Isdera has arranged for the payment and discharge of all of Isdera’s liabilities, including all of Isdera’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Isdera has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.11   Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of Isdera, after the Closing Date, the Company shall use its commercially reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Isdera occurring, reported or filed prior to the Closing, as may be necessary or required by Isdera for the preparation of the reports that Isdera is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF ISDERA

The obligations of Isdera under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.  Isdera shall be furnished with a certificate, signed by a duly authorized executive officer of the Company and dated the Closing Date, to the foregoing effect. The representations and warranties made by the Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

Section 6.02   No Governmental Prohibition.   No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.03    Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.04   Other Items. Isdera shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Isdera may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Isdera in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Isdera shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Isdera. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Isdera and dated the Closing Date, to the foregoing effect.

Section 7.02   Good Standing.  Isdera shall have received a certificate of good standing from the Nevada Secretary of State or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Isdera is in good standing as a company in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.03   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.04   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Isdera after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.05   Other Items.   The Company shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01   Brokers.   Isdera and the Company agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Isdera and the Company agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02   Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada.  Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03   Notices.   Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:
Fantaly Travel Holding Group, Ltd.
P.O. Box 957
Offshore Incorporations
Center Road Town
Tortola, BVI

With copies to (which shall not constitute notice):

Peter E. Gadkowski, P.C.
PO Box 38772
Colorado Springs, CO 80937-8772
Attention: Peter E. Gadkowski, Esq.

If to Isdera:
Room 9B Block 1, Xintuo Garden No.1 Street, Shixia Bei, Futian District
Shenzhen P.R. China 518000
Attention: Jing Jiang, Chief Executive Officer (or successor)
With copies to (which shall not constitute notice):

Peter E. Gadkowski, P.C.
P.O. Box 38771
Colorado Springs, CO 80937-8772
Attention: Peter E. Gadkowski, Esq.

      If to Cosell Investments, Ltd.

P.O. Box 957, Offshore Incorporation Centre Road Town
Tortola, British Virgin Islands
Attention: Jing Jiang, President

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04   Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05   Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06   Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07   Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08   Third Party Beneficiaries.  This contract is strictly between Isdera and the Company, and, except as specifically provided, no director, officer, stockholder (other than the Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09   Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Isdera and the Company will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10   Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11   Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14   Best Efforts.   Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Isdera North America, Inc.

By:	/s/ Jing Jiang
Name: Jing Jiang Title: Chief Executive Officer

Fantaly Travel Holdings Group Limited
By:	/s/ Xiao Ming Tang
Name: Xiao Ming Tang
Title: Chairman

Cosell Investments, Ltd.

/s/ Jiang Jing
Name: Jiang Jing
Title: Chief Executive Officer

Approved and Accepted by the Shareholders of Fantaly Travel Holdings Group Limited:

Zao Jie Fang /s/ Zao Jie Fang
Lian Li Xiong /s/ Lian Li Xiong
You Ming Xiong /s/ You Ming Xiong
Zu Yin Xu /s/ Zu Rong Xu
Zao Rong Fang /s/ Zao Rong Fang
Ai Bao Yang /s/ Ai Bao Yang
Mao Chun Tang /s/ Mao Chun Tang
Qiu Hui Tang /s/ Qiu Hui Tang
Zu Hui Qin /s/ Zu Hui Qin
Qiong Yao Zhai /s/ Qiong Yao Zhai
Yong Fang Xie /s/ Yong Fang Xie
Chun Hua Feng /s/ Chun Hua Feng
Da Qiu Feng /s/ Da Qiu Feng
Yue Fang Xu /s/ Yue Fang Xu
Chuan Gen Mo /s/ Chuan Gen Mo
Bing Liu /s/ Bing Liu
Yue Ying Xu /s/ Yue Ying Xu
Bloom View Investments Limited /s/ Xiao Ming Tang Title: Director
Giant Fortune Investment Management Limited /s/ Zuhong Zu Title: Director
First Inventor Limited /s/ Wei Chen Title: Director
Anpak Investment Limited /s/ Jiaomei Wu Title: Director
Multi Union Far East Limited /s/ Chunjiao Xu Title: Director
New Bright Far East Limited /s/ Shaochun Xu Title: Director
Great Plus International Limited /s/ Zhene Xu Title: Director
Beauty Way International Limited /s/ Yi Min Title: Director

Table 1:                      Exchange Shares to be Issued

Name of FTHG Shareholder	FTHG Common Stock Ownership %	Shares of FTHG	Shares of Isdera North America, Inc. Common Stock
Zao Jie Fang	2.00%	1,000	514,312.00
Lian Li Xiong	1.00%	500	257,156.00
You Ming Xiong	1.00%	500	257,156.00
Zu Yin Xu	1.00%	500	257,156.00
Zao Rong Fang	0.50%	250	128,578.00
Ai Bao Yang	0.50%	250	128,578.00
Mao Chun Tang	1.70%	850	437,165.20
Qiu Hui Tang	3.00%	1,500	771,468.00
Zu Hui Qin	1.50%	750	385,734.00
Qiong Yao Zhai	5.00%	2,500	1,285,780.00
Yong Fang Xie	3.50%	1,750	900,046.00
Chun Hua Feng	1.00%	500	257,156.00
Da Qiu Feng	1.00%	500	257,156.00
Yue Fang Xu	1.00%	500	257,156.00
Chuan Gen Mo	1.00%	500	257,156.00
Bing Liu	0.50%	250	128,578.00
Yue Ying Xu	3.00%	1,500	771,468.00
Bloom View Investments Limited	33.35%	16,675	8,576,152.60
Giant Fortune Investment Management Limited	9.00%	4,500	2,314,404.00
First Inventor Limited	5.00%	2,500	1,285,780.00
Anpak Investment Limited	5.00%	2,500	1,285,780.00
Multi Union Far East Limited	5.00%	2,500	1,285,780.00
New Bright Far East Limited	5.00%	2,500	1,285,780.00
Great Plus International Limited	5.00%	2,500	1,285,780.00
Beauty Way International Limited	4.45%	2,225	1,144,344.20

Fantaly Travel Holdings Group Limited
Share Exchange Agreement
Company Schedules
February 22, 2011

Section 1.03 Subsidiaries
Fantaly Travel Holding Group Limited (BVI); Link Top Corporation, Ltd,, a Hong Kong company; Shenzhen Faileifa Aviation Service Co., Ltd,, a PRC company
Section 1.04 Financial Statements
Audited financial statements for the years ended December 31, 2009 and December 31, 2008 and unaudited financial statements for the nine months ended September 30, 2010 and fiscal year ended December 31, 2009 are attached.

Section 1.06 Options and Warrants None.
Section 1.07 Absence of Certain Changes or Events
None.
Section 1.08 Litigation and Proceedings
None.
Section 1.09 Contracts
None.

ISDERA NORTH AMERICA, INC. (“Isdera”)
Share Exchange Agreement
Isdera Schedules
February 22, 2011

Section 3.04 SEC Reports;Financial Statements
See Isdera SEC Reports.
Section 3.07 Absence of Certain Changes or Events
None.
Section 3.08 Litigation and Proceedings
None.
Schedule 4.04 and Section 4.02
Liabilities and Satisfaction Thereof
Isdera's liabilities are as set forth in its balance sheet as of September 30, 2010, and incorporated herein. No such liabilities shall be satisfied as a part of the Plan of Exchange.